PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
January 29, 2019	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Fourth Quarter and Year of 2018

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, January 29, 2019) – Landmark Bancorp, Inc. (Nasdaq: LARK; “Landmark”), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.5 million ($0.56 per diluted share) for the quarter ended December 31, 2018, compared to $2.4 million ($0.56 per diluted share) for the fourth quarter of 2017. For the year ended December 31, 2018, Landmark reported net earnings of $10.4 million ($2.39 per diluted share), compared to $4.4 million ($1.01 per diluted share) in 2017. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, January 30, 2019. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through February 28, 2019, by dialing (877) 344-7529 and using conference number 10128027.

Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid March 6, 2019, to common stockholders of record as of the close of business on February 20, 2019.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $10.4 million during 2018 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. We are very pleased with Landmark’s solid loan growth of $55.7 million during 2018, which drove a 6.4% increase in net interest income. Return on average assets was 1.09% for 2018, compared to 0.47% in 2017. Return on average equity was 12.09% in 2018 compared to 4.98% in 2017. Comparisons to Landmark’s earnings for the year ended December 31, 2017 were impacted by an after-tax, deposit-related loss of $5.1 million in 2017 after a Landmark customer deposited checks from a third party that were returned by another financial institution. In 2018, our continued collection efforts resulted in an additional $1.1 million after-tax recovery in connection with that loss. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Fourth Quarter Financial Highlights

Net interest income was $7.2 million for the quarter ended December 31, 2018, an increase of $609,000, or 9.3%, from the fourth quarter of 2017. The increase was primarily the result of a 4.8% increase in average interest-earning assets, from $832.1 million in the fourth quarter of 2017 to $872.3 million in the fourth quarter of 2018. Net interest margin, on a tax-equivalent basis, was 3.37% in the fourth quarter of 2018 as compared to 3.38% in the same period of 2017. Landmark recorded a provision for loan losses of $500,000 during the fourth quarter of 2018 compared to a provision for loan losses of $200,000 during the fourth quarter of 2017.

Total non-interest income was $3.4 million in the fourth quarter of 2018, a decrease of $140,000, or 4.0%, compared to the same period of 2017. This was primarily the result of a decline of $171,000 in gains on sales of loans as a result of lower origination volumes of one-to-four family residential real estate loans in the fourth quarter of 2018 compared to the same period of 2017. Also contributing to the decline in non-interest income was $135,000 of gains on sales of investment securities during the fourth quarter of 2017 compared to none in the fourth quarter of 2018. Those declines were partially offset by increases of $83,000 in both fees and service charges and other non-interest income.

Non-interest expense totaled $7.6 million for the fourth quarter of 2018, an increase of $421,000 from 2017. The increase was primarily the result of an increase of $510,000 in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded an income tax benefit of $81,000 in the fourth quarter of 2018 compared to income tax expense of $191,000 in the same period of 2017. Income tax expense was lower in the fourth quarter of 2018 as a result of the recognition of $512,000 of previously unrecognized tax benefits and as a result of the reduction in the federal corporate income tax rate in 2018. The fourth quarter of 2017 included a $352,000 tax benefit recorded to reflect the reduction in income tax rates on the deferred tax assets and liabilities as a result of the enactment of the federal tax reform legislation and the recognition of $197,000 of previously unrecognized tax benefits.

Year-to-Date Financial Highlights

Net interest income was $27.8 million for 2018, an increase of $1.7 million, or 6.4%, from 2017. The increase was primarily the result of a 3.5% increase in average interest-earning assets, from $828.1 million in 2017 to $857.5 million in 2018. Net interest margin, on a tax-equivalent basis, decreased from 3.40% in 2017 to 3.37% in 2018. The decrease in net interest margin was primarily a result of the reduction of the maximum federal corporate income tax rates to 21% in 2018 under federal tax reform legislation enacted in December 2017. The corporate income tax rate is used in the calculation of tax-equivalent interest income and yields on tax-exempt loans and investment securities. In addition, the rates on our interest-bearing liabilities have increased more than the yield on our interest-bearing assets as short-term interest rates increased more than long-term rates during 2018 as compared to 2017. Landmark recorded a provision for loan losses of $1.4 million during 2018, compared to $450,000 during 2017. The increase in our provision for loan losses was primarily due to our loan growth as well as an increase our classified asset levels.

Total non-interest income was $15.6 million in 2018, an increase of $287,000, or 1.9%, compared to 2017. This was primarily the result of an increase of $1.5 million in other non-interest income, which includes $1.5 million of recoveries on the deposit-related loss that occurred in the third quarter of 2017. The recoveries in 2018 include payments received from the third party whose checks were returned and from insurance claims received. Partially offsetting the recoveries were declines of $367,000 in gains on sales of loans, $269,000 in bank-owned life insurance income and $69,000 in fees and service charges. Also partially offsetting the increase in non-interest income were lower gains on sales of investment securities, which were $20,000 during 2018 compared to $498,000 in 2017.

Non-interest expense totaled $30.4 million for 2018, a decrease of $7.1 million from $37.5 million for 2017, primarily due to the pre-tax, deposit-related loss of $8.1 million in the third quarter of 2017. Partially offsetting that decline was an increase of $901,000, or 6.0%, in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $1.2 million in 2018, compared to a tax benefit of $897,000 in 2017 primarily as a result of the deposit-related loss. The effective tax rate was 10.1% in 2018.

Balance Sheet Highlights

Total assets increased $56.3 million, or 6.1%, to $985.8 million at December 31, 2018, from $929.5 million at December 31, 2017. Net loans increased $55.7 million, or 12.8%, to $489.4 million at December 31, 2018, compared to $433.7 million at year-end 2017. Investment securities were relatively flat totaling $393.1 million at December 31, 2018, compared to $393.4 million at December 31, 2017. Deposits increased $58.0 million, or 7.6%, to $823.6 million at December 31, 2018, compared to $765.6 million at December 31, 2017. The growth in deposits during 2018 was primarily associated with brokered certificates of deposits, which represented $61.9 million of total deposits at December 31, 2018. Federal Home Loan Bank and other borrowings decreased $9.7 million, or 14.6%, to $56.9 million at December 31, 2018, from $66.6 million at December 31, 2017. Stockholders’ equity increased to $91.9 million (book value of $21.02 per share) at December 31, 2018, from $87.6 million (book value of $20.45 per share) at December 31, 2017. The ratio of equity to total assets decreased to 9.32% at December 31, 2018, from 9.43% at December 31, 2017.

The allowance for loan losses totaled $5.8 million, or 1.16% of gross loans outstanding, at December 31, 2018, compared to $5.5 million, or 1.24% of gross loans outstanding, at December 31, 2017. Non-performing loans decreased to $5.2 million, or 1.06% of gross loans, at December 31, 2018, from $6.0 million, or 1.37% of gross loans, at December 31, 2017. Landmark recorded net loan charge-offs of $1.1 million during 2018, compared to $335,000 during 2017. The charge-offs in 2018 were primarily associated with one $3.6 million loan relationship consisting of commercial and commercial real estate loans, which is currently in the process of foreclosure.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; (xvii) declines in real estate values; and (xviii) the effects of fraud on the part of our employees, customers, vendors or counterparties. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31, 2018	December 31, 2017
ASSETS:
Cash and cash equivalents	$19,114	$16,584
Investment securities	393,121	393,406
Loans, net	489,373	433,743
Loans held for sale	4,743	6,535
Premises and equipment, net	21,127	20,824
Bank owned life insurance	24,342	23,698
Goodwill	17,532	17,532
Other intangible assets, net	3,091	3,659
Other assets	13,341	13,473
TOTAL ASSETS	$985,784	$929,454

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$823,648	$765,558
Federal Home Loan Bank and other borrowings	56,897	66,593
Other liabilities	13,338	9,681
Total liabilities	893,883	841,832
Stockholders’ equity	91,901	87,622
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$985,784	$929,454

LOANS (unaudited):

One-to-four family residential real estate	$136,895	$136,215
Construction and land	20,083	19,356
Commercial real estate	138,967	120,624
Commercial	74,289	54,591
Agriculture	96,632	83,008
Municipal	2,953	3,396
Consumer	25,428	22,046
Net deferred loan costs and loans in process	(109)	(34)
Allowance for loan losses	(5,765)	(5,459)
Loans, net	$489,373	$433,743

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,236	$6,041
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	35	436
Total non-performing assets	$5,271	$6,477

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.34%	0.31%
Total non-performing loans to gross loans outstanding	1.06%	1.37%
Total non-performing assets to total assets	0.53%	0.70%
Allowance for loan losses to gross loans outstanding	1.16%	1.24%
Allowance for loan losses to total non-performing loans	110.10%	90.37%
Equity to total assets	9.32%	9.43%
Book value per share	$21.02	$20.45

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Interest income:
Loans	$6,443	$5,360	$23,886	$21,086
Investment securities and other	2,380	2,175	9,267	8,614
Total interest income	8,823	7,535	33,153	29,700

Interest expense:
Deposits	1,051	419	3,056	1,569
Borrowed funds	594	547	2,309	2,016
Total interest expense	1,645	966	5,365	3,585

Net interest income	7,178	6,569	27,788	26,115
Provision for loan losses	500	200	1,400	450
Net interest income after provision for loan losses	6,678	6,369	26,388	25,665

Non-interest income:
Fees and service charges	1,913	1,830	7,289	7,358
Gains on sales of loans, net	918	1,089	5,023	5,390
Bank owned life insurance	162	162	643	912
Gains on sales of investment securities, net	-	135	20	498
Other	357	274	2,596	1,126
Total non-interest income	3,350	3,490	15,571	15,284

Non-interest expense:
Compensation and benefits	4,043	3,533	16,042	15,141
Occupancy and equipment	1,075	1,055	4,333	4,283
Professional fees	473	451	1,677	1,695
Data processing	390	375	1,525	1,402
Amortization of intangibles	273	312	1,111	1,258
Advertising	91	91	589	589
Federal deposit insurance premiums	74	73	291	292
Foreclosure and real estate owned expense	51	155	100	238
Deposit-related loss	-	-	-	8,082
Other	1,177	1,181	4,697	4,497
Total non-interest expense	7,647	7,226	30,365	37,477

Earnings before income taxes	2,381	2,633	11,594	3,472
Income tax (benefit) expense	(81)	191	1,168	(897)
Net earnings	$2,462	$2,442	$10,426	$4,369

Net earnings per share (1)
Basic	$0.56	$0.57	$2.40	$1.02
Diluted	0.56	0.56	2.39	1.01

Shares outstanding at end of period (1)	4,372,116	4,285,483	4,372,116	4,285,483

Weighted average common shares outstanding - basic (1)	4,370,808	4,271,390	4,350,671	4,268,556
Weighted average common shares outstanding - diluted (1)	4,385,391	4,340,159	4,365,822	4,342,728

OTHER DATA (unaudited):

Return on average assets (2)	1.01%	1.05%	1.09%	0.47%
Return on average equity (2)	11.23%	11.15%	12.09%	4.98%
Net interest margin (2)(3)	3.37%	3.38%	3.37%	3.40%

(1) Share and per share values at or for the periods ended December 31, 2017 have been adjusted to give effect to the 5% stock dividend paid during December 2018.

(2) Information for the three months ended December 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate for the three months and year ended December 31, 2018 and a 34% rate for the three months and year ended December 31, 2017.